Exhibit 99.1

October 30, 2018

EPSILON SIGNS NEW MULTI-YEAR AGREEMENT WITH ICONIC RETAIL
BRAND BROOKS BROTHERS FOR LOYALTY MARKETING AND
TECHNOLOGY SERVICES

Epsilon®, an Alliance Data (NYSE: ADS) company, today announced a new multi-year agreement with iconic American clothing retailer Brooks Brothers to provide loyalty platform and CRM services across North America.

Founded in 1818, Brooks Brothers is the oldest retailer in the United States and has established itself as a true American icon. Brooks Brothers is privately owned by Brooks Brothers Group, Inc., led by Chairman and CEO Claudio Del Vecchio with headquarters in New York, NY. The company operates over 260 stores in the United States and is sold in over 45 countries.

Under the terms of the new agreement, Epsilon will provide the expertise, tools and platform to implement a customer acquisition and loyalty focused marketing program for Brooks Brothers. The program will utilize Epsilon's loyalty technology platform, Agility LoyaltyTM, which will help Brooks Brothers create consistent and personalized cross-channel experiences. Epsilon's customer relationship management expertise will ensure new prospects and existing customers receive relevant offers about promotions, sales and products.

About Brooks Brothers
Established in 1818, Brooks Brothers was the first to popularize ready-to-wear clothing and has continued throughout history with iconic product introductions and innovations including: seersucker, madras, the non-iron shirt and the original button-down collar. More than two centuries later, Brooks Brothers is proud to uphold the same traditions and values and to be the destination for ladies and gentlemen from every generation. Since its founding 200 years ago in New York, Brooks Brothers has become a legendary international retailer while maintaining a steadfast commitment to exceptional service, quality, style and value. For more information visit: www.BrooksBrothers.com and follow @BrooksBrothers.

About Epsilon
Epsilon® is an all-encompassing global marketing innovator. We provide unrivaled data intelligence and customer insights, world-class technology including loyalty, email and CRM platforms and data-driven creative, activation and execution. Epsilon's digital media arm, Conversant®, is a leader in personalized digital advertising and insights through its proprietary technology and trove of consumer marketing data, delivering digital marketing with unprecedented scale, accuracy and reach through personalized media programs and through CJ AffiliateTM, one of the world's largest affiliate marketing networks. Together, we bring personalized marketing to consumers across offline and online channels, at moments of interest, that help drive business growth for brands. An Alliance Data® company, Epsilon employs over 8,000 associates in 70 offices worldwide. For more information, visit www.epsilon.com and follow us on Twitter @EpsilonMktg.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ approximately 20,000 associates at more than 100 locations worldwide.

Alliance Data's card services business is a provider of market-leading private label, co-brand, and business credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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